Exhibit 99.1

CEVA, Inc. Will Receive $2.5 Million from U-Blox AG

SAN JOSE, Calif. – July 16, 2008 - CEVA, Inc. [(NASDAQ: CEVA); (LSE: CVA)], a leading licensor of silicon intellectual property (SIP) DSP cores and platform solutions for mobile handsets, consumer electronics and storage applications, today announced that it will receive $2.5 million from u-blox AG pursuant to an agreement between the parties to resolve a license dispute post a royalty audit after a preliminary court hearing conducted by the Court of Commerce of the Canton of Zurich, Switzerland, on July 10, 2008. CEVA will receive the $2.5 million for the claimed underreporting, underpayment and/or unauthorized third party use of the technology rights licensed by CEVA to u-blox.

About CEVA, Inc.
Headquartered in San Jose, Calif., CEVA is a leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for mobile, consumer electronics and storage applications. CEVA’s IP portfolio includes comprehensive solutions for multimedia, audio, voice over packet (VoP), Bluetooth and Serial ATA (SATA), and a wide range of programmable DSP cores and subsystems with different price/performance metrics serving multiple markets. In 2007, CEVA’s IP was shipped in over 225 million devices. For more information, visit www.ceva-dsp.com

For More Information Contact:
Yaniv Arieli
CEVA, Inc.
CFO
+1.408.514.2941
yaniv.arieli@ceva-dsp.com

Richard Kingston
CEVA, Inc.
Director of Marketing & Investor Relations
+1.408.514.2976
richard.kingston@ceva-dsp.com